UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): May 11, 2015 (May 5, 2015)

JDS UNIPHASE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-22874	94-2579683
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

430 North McCarthy Boulevard, Milpitas, CA	95035
(Address of Principal Executive Offices)	(Zip Code)

(408) 546-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Reporting)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective May 5, 2015, the Board of Directors (the “Board”) of JDS Uniphase Corporation (the “Company” or “JDSU”) appointed Pamela Strayer as a director of the Company. Ms. Strayer’s appointment is contingent upon the completion of the distribution of the common stock of Lumentum Holdings Inc. to JDSU stockholders in connection with the spin-off of JDSU’s communications and commercial optical products business, which the Company has announced it expects to complete by the third quarter of calendar 2015. Following her appointment, Ms. Strayer will serve until the 2015 annual meeting of JDSU stockholders or until her earlier resignation or removal. The Board also anticipates that Ms. Strayer will be appointed to the Audit Committee of the Board.

Ms. Strayer is currently the chief financial officer at Plantronics, Inc., a position she has held since July 2012. She is also Certified Public Accountant. Ms. Strayer holds a B.A. degree in Business Administration from The Ohio State University.

Upon the effectiveness of Ms. Strayer’s appointment it is expected that she will receive an initial equity grant of restricted stock units having a value on the grant date of $200,000 (the “New Director Grant”) under the Company’s Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”). The New Director Grant is in accordance with the Company’s compensation policies for new non-employee directors as adopted by the Board, with the number of shares determined based upon the average price of the Company’s shares on the NASDAQ Stock Market for the 30 calendar days preceding the grant date. The New Director Grant will vest annually in three equal installments on each anniversary of the grant date.

The Company and Ms. Strayer will also enter into the Company’s standard form of director indemnification agreement (the “Indemnification Agreement”), providing for the Company to indemnify Ms. Strayer as a director of the Company for certain potential risks as specified in the Indemnification Agreement. A copy of the Company’s form of Indemnification Agreement is attached as Exhibit 10.9 to the Current Report on Form 8-K which the Company filed with the Securities and Exchange Commission on April 20, 2015, and is incorporated by reference herein.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JDS Uniphase Corporation

By:	/s/ Kevin Siebert
Kevin Siebert
Vice President, General Counsel and Secretary

May 11, 2015